                                                                                                                                                                                                                         EXHIBIT 99.1
                            News

For Immediate Release	Contact:
February 2, 2012	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES ACHIEVES RECORD ANNUAL EARNINGS
 OF $3.77 PER SHARE, EXCLUDING SPECIAL ITEMS
----------
Reported Earnings per Share were $3.73 for 2011 and $1.11 for Fourth Quarter
----------
Company Reports Record Operating Income in 2011
----------

Highlights:

•	Earnings per Share of $1.05 for the quarter, excluding special items
•	Operating Income of $25.2 million for the quarter, 11% above prior year
•	Five new satellite PCC contracts signed in 2011
•	Five commercial agreements for FulfillTM signed
•	Repurchased $48 million of Treasury Stock
•	Strong Cash Flow from Operations

NEW YORK, February 2—Minerals Technologies Inc. (NYSE: MTX) today reported record earnings per share of $3.77 for the full year of 2011 compared with earnings of $3.58 in the prior year, excluding special items, an increase of 5 percent. As reported, Minerals Technologies recorded a net income of $67.5 million, or $3.73 per share, in 2011.
Minerals Technologies' worldwide sales for the full year 2011 were $1.04 billion compared with $1.0 billion recorded in 2010, a 4-percent increase. Foreign exchange had a favorable impact on sales of $21 million, or 2 percentage points of growth. Revenue increased in each of the company’s product lines in 2011. Operating income for the full year 2011, excluding special items, was $100.8 million as compared to $99.1 million in the prior year. Operating income, as reported, was $100.3 million.
“For the second year in a row, Minerals Technologies recorded the highest annual earnings in its 19-year history,” said Joseph C. Muscari, chairman and chief executive officer. “We continued to advance our growth strategies of geographic market expansion and new product innovation and development. We achieved a key goal of launching a new generation of satellite precipitated calcium carbonate (PCC) facilities in Asia. We also succeeded in gaining further adoption of our Fulfill portfolio of products on a worldwide basis. This year, 2012, will be a pivotal one as we advance those strategies, further expand our PCC business and achieve new product commercialization.”
During 2011, the company signed contracts for five new satellite PCC facilities—three in India, one in Thailand and another in Bangladesh—and began operation of three new satellite plants. The company now has five commercial agreements with paper mills for its Fulfill™ portfolio of products and is actively engaged in advancing that new technology at 24 paper mills worldwide. The company also completed the expansion of three satellites—in Thailand, Brazil and the U.S. In addition, 2011 was a record earnings year for the company’s Refractories segment and its Processed Minerals and Specialty PCC product lines performed at very high levels.
Full-year worldwide sales for the Specialty Minerals segment, which includes the
PCC and Processed Minerals product lines, increased 2 percent to $676.1 million from $665.0 million in 2010. Income from operations decreased 2 percent to $73.8 million from $75.2 million, excluding special items, in 2010. This decrease was attributable to higher material and energy costs, which could not be fully offset by price increases, and to temporary and permanent paper mill shutdowns affecting the Paper PCC product line.
           Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, increased 1 percent to $560.6 million from the $554.6 million recorded in the prior year. Processed Minerals products sales increased 5 percent to $115.5 million from $110.4 million in 2010.
Sales in the Refractories segment, used primarily in the steel market, increased 9 percent to $368.8 million from the $337.4 million recorded in 2010. Refractory products sales increased 9 percent to $287.4 million from $264.5 million in the prior year due primarily to price increases. Metallurgical products sales increased 12 percent to $81.4 million from the $72.9 million in the prior year due primarily to price increases. The Refractories segment recorded operating income of $32.6 million, up 15 percent from the $28.3 million recorded in the prior year, excluding special items. This increase was primarily attributable to improved profitability in Europe, higher equipment sales and to lower overhead expenses.
Fourth Quarter
Year-Over-Year Comparisons
The company's fourth quarter earnings were $1.05 per share, excluding special items, compared with $0.85 per share in the fourth quarter of 2010, a 24-percent improvement. This increase was primarily attributable to higher operating income in the Refractories Segment. As reported, the company had net income of $19.6 million in the fourth quarter of 2011, or earnings of $1.11 per share.
Fourth quarter worldwide sales increased 3 percent to $251.7 million from $243.3 million in the same period in 2010. Income from operations was $25.2 million compared to $22.8 million in 2010, an 11-percent increase.

Fourth quarter worldwide sales for the Specialty Minerals segment increased 1 percent to $159.9 million from $158.5 million in the same quarter of 2010. Income from operations decreased 6 percent to $16.2 million from $17.3 million, excluding special items, in the same period in 2010. This decrease was attributable to higher raw material costs in North America and lower volumes in Europe due to temporary and permanent paper mill shutdowns.
           Worldwide sales of PCC decreased 1 percent to $133.1 million from $134.3 million recorded in the fourth quarter of 2010 primarily as a result of a volume decline in Europe. Processed Minerals products fourth quarter sales increased 11 percent to $26.8 million from $24.2 million in the same period of 2010 on volume increases in all product lines, but most significantly in the talc product line where sales grew 17 percent.
Fourth quarter sales in the Refractories segment increased 8 percent to $91.8 million from the $84.8 million recorded in the same period in 2010. Refractory products sales increased 4 percent to $71.3 million from $68.3 million in the prior year on higher refractory volumes in North America and Europe. Metallurgical products sales increased 24 percent to $20.5 million from the $16.5 million in the prior year. The Refractory segment recorded operating income of $10.4 million from the $6.6 million recorded in the prior year, excluding special items, a 58-percent increase. This increase was primarily attributable to improved refractory margins, higher wire volumes and lower expenses.
Sequential Comparison
The company's worldwide sales in the fourth quarter decreased 4 percent to $251.7 million from $262.2 million in the third quarter of 2011. Foreign exchange had an unfavorable impact on sales of $6.4 million, or 2 percentage points of decline. Income from operations was $25.2 million compared to $25.4 million in the prior quarter.

The Specialty Minerals segment's worldwide sales in the fourth quarter decreased 7 percent to $159.9 million from $171.1 million in the prior quarter.  Foreign exchange had an unfavorable impact on sales of $4.4 million, or 3 percentage points. Income from operations decreased 16 percent to $16.2 million from $19.3 million in the third quarter.
Sales of PCC decreased 7 percent to $133.1 million compared to $142.5 million recorded in the third quarter. This decrease was due to the effects of foreign exchange and lower volumes. Paper PCC volumes were down approximately 4 percent from the third quarter due primarily to curtailed production at several European paper mills, where volumes declined 12 percent.  The Processed Minerals product line sales declined 6 percent as a result of the seasonal downturn of the construction industry.
In the company’s Refractories segment, sales in the fourth quarter were $91.8 million, a 1-percent increase over the $91.1 million recorded in the prior quarter.  Foreign exchange had an unfavorable affect on sales of $2.0 million, or 2 percentage points.  The segment recorded operating income of $10.4 million compared to $7.7 million in the third quarter. This increase was primarily attributable to improved refractory margins and increased equipment sales.
Sales of refractory products and systems were $71.3 million, up slightly from the third quarter. Sales in the metallurgical product line increased 3 percent sequentially to $20.5 million from $20.0 million in the previous quarter.
“During 2011, we continued to execute on our growth and new product penetration strategies, as well as a strong focus on productivity and cost reduction. We saw good improvement in our Refractories and Performance Minerals product lines and we have laid a strong foundation for future growth in the PCC product line,” said Mr. Muscari. “Minerals Technologies is now a strong operating company that is back to pre-recession performance levels, at lower sales volumes. Looking ahead, we expect to continue to improve our financial performance through continued execution of our growth strategies.”
----------
Minerals Technologies has scheduled an analyst conference call for Friday, February 3, 2012 at 11:00 a.m. to discuss operating results for the fourth quarter. The conference call will be broadcast over the company’s website, www.mineralstech.com.
####
----------
This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company’s future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2010 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
####

CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Quarter Ended			% Growth		Year Ended		% Growth
	December 31,	October 2,	December 31,	Prior	Prior	December 31,	December 31,	Prior
	2011	2011	2010	Quarter	Year	2011	2010	Year

Net Sales	$251,742	$262,192	$243,315	(4)%	3%	$1,044,853	$1,002,354	4%

Cost of goods sold	199,072	209,282	192,713	(5)%	3%	832,657	793,161	5%

Production margin	52,670	52,910	50,602	(0)%	4%	212,196	209,193	1%

Marketing and administrative expenses	22,666	22,553	22,955	1%	(1)%	92,058	90,474	2%
Research and development expenses	4,841	4,723	4,890	2%	(1)%	19,330	19,577	(1)%
Restructuring and other charges	-	240	-	*	*	470	865	(46)%
Income from operations	25,163	25,394	22,757	(1)%	11%	100,338	98,277	2%

Non-operating income (deductions) - net	701	(1,663)	263	*	167%	(2,598)	572	*

Income from operations, before tax	25,864	23,731	23,020	9%	12%	97,740	98,849	(1)%

Provision for taxes on income	5,800	7,387	6,338	(21)%	(8)%	27,486	28,963	(5)%

Consolidated net income	20,064	16,344	16,682	23%	20%	70,254	69,886	1%

Less: Net income attributable to non-controlling interests	425	656	843	(35)%	(50)%	2,733	3,017	(9)%

Net income attributable to Minerals Technologies Inc. (MTI)	$19,639	$15,688	$15,839	25%	24%	$67,521	$66,869	1%

Weighted average number of common shares outstanding:

Basic:	17,644	17,928	18,444			18,009	18,614

Diluted	17,737	18,019	18,577			18,118	18,693

Earnings per share attributable to MTI:

Basic:	$1.11	$0.88	$0.86	26%	29%	$3.75	$3.59	4%

Diluted:	$1.11	$0.87	$0.85	28%	31%	$3.73	$3.58	4%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.20

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)	For comparative purposes, the quarterly periods ended December 31, 2011, October 2, 2011, and December 31, 2010 consisted of 90 days, 91 days, and 89 days, respectively.

2)	Restructuring and other exit costs recorded are as follows:

		Quarter Ended			Year Ended
	Restructuring and other exit costs	Dec. 31,	Oct. 2,	Dec. 31,	Dec. 31,	Dec. 31,
		2011	2011	2010	2011	2010
	Severance and other employee benefits	$0.0	$0.2	$0.0	$(0.2)	$0.6
	Other exit costs	0.0	0.0	0.0	0.7	0.3
		$0.0	$0.2	$0.0	$0.5	$0.9

In the first quarter of 2011, the Company recorded additional restructuring costs associated with our PCC merchant facility in Germany, This was partially offset by reversals of previously recorded liabilities.

	In the prior year, the Company recorded additional restructuring costs associated with the announced closures of our satellite facilities in Franklin, Virginia and Plymouth, North Carolina.

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income, excluding special items, for the quarterly periods ended December 31, 2011, October 2, 2011, and December 31, 2010 and the twelve month periods ended December 31, 2011 and December 31, 2010  and a reconciliation to net income for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

		Quarter Ended			Year Ended
		Dec. 31,	Oct. 2,	Dec. 31,	Dec. 31,	Dec. 31,
		2011	2011	2010	2011	2010
	Net income attributable to MTI, as reported	$19.6	$15.7	$15.8	$67.5	$66.9

	Special items:
	Restructuring and other costs	0.0	0.2	0.0	0.5	0.9
	Currency translation loss upon deconsolidation of foreign entity	0.0	1.4	0.0	1.4	0.0
	Gain on sale of previously impaired assets	0.0	0.0	0.0	0.0	(0.2)
	Settlement related to customer contract termination	0.0	0.0	0.0	0.0	(0.8)
	Income tax settlement	(1.0)	0.0	0.0	(1.0)	0.0

	Related tax effects on special items	0.0	(0.1)	0.0	(0.1)	0.1

	Net income attributable to MTI, excluding special items	$18.6	$17.2	$15.8	$68.3	$66.9

	Basic earnings per share, excluding special items	$1.05	$0.96	$0.86	$3.78	$3.59
	Diluted earnings per share, excluding special items	$1.05	$0.95	$0.85	$3.77	$3.58

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2011, October 2, 2011, and December 31, 2010 and the twelve month periods ended December 31, 2011 and December 31, 2010 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Oct. 2,	Dec. 31,	Dec. 31,	Dec. 31,
		2011	2011	2010	2011	2010
	Cash flow from operations	$40.8	$36.2	$34.3	$133.7	$142.4
	Capital expenditures	15.1	15.0	10.4	52.0	34.5
	Free cash flow	$25.7	$21.2	$23.9	$81.7	$107.9

5)	The following table reflects the components of non-operating income and deductions (millions of dollars):

		Quarter Ended			Year Ended
		Dec. 31,	Oct. 2,	Dec. 31,	Dec. 31,	Dec. 31,
		2011	2011	2010	2011	2010
	Interest income	$1.0	$1.1	$0.9	$3.9	$2.7
	Interest expense	(0.9)	(0.8)	(0.9)	(3.3)	(3.3)
	Foreign exchange gains (losses)	0.3	(0.2)	(0.2)	(1.2)	0.3
	Currency translation loss upon deconsolidation of foreign entity	0.0	(1.4)	0.0	(1.4)	0.0
	Gain on sale of previously impaired assets	0.0	0.0	0.0	0.0	0.2
	Settlement related to customer contract termination	0.0	0.0	0.0	0.0	0.8
	Other income (deductions)	0.3	(0.4)	0.5	(0.6)	(0.1)
	Non-operating income (deductions), net $	0.7	$(1.7)	$0.3	$(2.6)	$0.6

6)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, February 3, 2012 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
SALES DATA	Dec. 31,	Oct. 2,	Dec. 31,			Dec. 31,	Dec. 31,
	2011	2011	2010	Prior Qtr	Prior Year	2011	2010	Prior Year

United States	$136.7	$140.2	$124.0	(2)%	10%	$557.5	$534.3	4%
International	115.0	122.0	119.3	(6)%	(4)%	487.4	468.1	4%
Net Sales	$251.7	$262.2	$243.3	(4)%	3%	$1,044.9	$1,002.4	4%

Paper PCC	$117.7	$126.5	$121.0	(7)%	(3)%	$497.0	$496.6	0%
Specialty PCC	15.4	16.0	13.3	(4)%	16%	63.6	58.0	10%
PCC Products	$133.1	$142.5	$134.3	(7)%	(1)%	$560.6	$554.6	1%

Talc	$11.5	$11.3	$9.8	2%	17%	$46.9	$44.0	7%
Ground Calcium Carbonate	15.3	17.3	14.4	(12)%	6%	68.6	66.4	3%
Processed Minerals Products	$26.8	$28.6	$24.2	(6)%	11%	$115.5	$110.4	5%

Specialty Minerals Segment	$159.9	$171.1	$158.5	(7)%	1%	$676.1	$665.0	2%

Refractory products	$71.3	$71.1	$68.3	0%	4%	$287.4	$264.5	9%
Metallurgical Products	20.5	20.0	16.5	3%	24%	81.4	72.9	12%
Refractories Segment	$91.8	$91.1	$84.8	1%	8%	$368.8	$337.4	9%

Net Sales	$251.7	$262.2	$243.3	(4)%	3%	$1,044.9	$1,002.4	4%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$15.6	$19.3	$17.3	(19)%	(10)%	$72.8	$74.7	(3)%

Refractories Segment	$11.0	$7.5	$6.6	47%	67%	$33.2	$28.0	19%

Unallocated Corporate Expenses	$(1.5)	$(1.4)	$(1.1)	7%	36%	$(5.7)	$(4.4)	30%

Consolidated	$25.1	$25.4	$22.8	(1)%	10%	$100.3	$98.3	2%

SEGMENT RESTRUCTURING AND IMPAIRMENT COSTS

Specialty Minerals Segment	$0.6	$0.0	$0.0	*	*	$1.0	$0.5	100%

Refractories Segment	$(0.6)	$0.2	$0.0	*	*	$(0.6)	$0.3	*

Consolidated	$0.0	$0.2	$0.0	(100)%	*	$0.5	$0.8	(38)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended December 31,2011, October 2, 2011, and December 31, 2010, and the twelve-month periods ended December 31, 2011 and December 31, 2010, constituting a reconciliation to GAAP operating income set forth above. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Year Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31,	Oct. 2,	Dec. 31,			Dec. 31,	Dec. 31,
EXCLUDING SPECIAL ITEMS	2011	2011	2010	Prior Qtr.	Prior Year	2011	2010	Prior Year

Specialty Minerals Segment	$16.2	$19.3	$17.3	(16)%	(6)%	$73.8	$75.2	(2)%

Refractories Segment	$10.4	$7.7	$6.6	35%	58%	$32.6	$28.3	15%

Unallocated Corporate Expenses	$(1.5)	$(1.4)	$(1.1)	7%	36%	$(5.7)	$(4.4)	30%

Consolidated	$25.1	$25.6	$22.8	(2)%	10%	$100.8	$99.1	2%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		December 31,	December 31,
		2011*	2010**

Current assets:
	Cash & cash equivalents	$395,152	$367,827
	Short-term investments	18,494	16,707
	Accounts receivable, net	194,317	181,128
	Inventories	90,760	86,464
	Prepaid expenses and other current assets	21,566	23,446
	Total current assets	720,289	675,572

	Property, plant and equipment	1,248,649	1,238,421
	Less accumulated depreciation	930,515	905,624
	Net property, plant & equipment	318,134	332,797

	Goodwill	64,671	67,156
	Other assets and deferred charges	61,861	40,580

	Total assets	$1,164,955	$1,116,105

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$5,846	$4,611
	Current maturities of long-term debt	8,552	0
	Accounts payable	103,354	80,728
	Restructuring liabilities	1,411	3,484
	Other current liabilities	61,739	66,414
	Total current liabilities	180,902	155,237

	Long-term debt	85,449	92,621
	Other non-current liabilities	130,584	85,552
	Total liabilities	396,935	333,410

	Total MTI shareholders' equity	741,612	755,523
	Non-controlling Interest	26,408	27,172
	Total shareholders' equity	768,020	782,695

	Total liabilities and shareholders' equity	$1,164,955	$1,116,105

*	Unaudited
**	Condensed from audited financial statements.